Exhibit 99.1

Tronox Reports Fourth Quarter 2014 Financial Results

Fourth Quarter 2014 Highlights:

•	Revenue of $400 million and adjusted EBITDA of $81 million for 20 percent adjusted EBITDA margin; full year adjusted EBITDA of $353 million for 20 percent adjusted EBITDA margin

•	Revenue of $400 million compares to $412 million in prior year, down 3 percent, excluding $24 million external CP titanium slag sales in prior year to reflect decision to withdraw from external CP titanium slag market in second half 2014

•	Pigment revenue of $264 million down 5 percent versus prior year; sales volumes down 1 percent and selling prices down 5 percent; Pigment adjusted EBITDA of $46 million up $37 million versus prior year; adjusted EBITDA margin of 17 percent

•	Mineral Sands revenue of $183 million compares to $224 million excluding $24 million CP titanium slag external sales in prior year; external sales volumes up 15 percent excluding prior-year year CP titanium slag sales volumes; Mineral Sands adjusted EBITDA of $54 million versus $93 million in prior year; adjusted EBITDA margin of 30 percent

•	Alkali Chemicals acquisition expected to close in the first quarter and be significantly accretive to earnings and free cash flow upon closing

•	Board declared quarterly dividend of $0.25 per share payable on March 23, 2015 to shareholders of record of company’s Class A and Class B ordinary shares at close of business on March 9, 2015

STAMFORD, Conn., (February 25, 2015) – Tronox Limited (NYSE:TROX) today reported fourth quarter 2014 revenue of $400 million compared to $436 million in the fourth quarter 2013. Excluding external CP titanium slag sales of $24 million in the prior-year quarter to reflect withdrawal from the external CP titanium slag market in the second half 2015, revenue of $400 million compares to $412 million in the prior-year quarter, down 3 percent. Adjusted EBITDA was $81 million versus $96 million in the prior-year quarter. Adjusted net loss attributable to Tronox Limited was $23 million, or $0.20 per diluted share, versus an adjusted net loss of $48 million, or $0.42 per diluted share, in the year-ago quarter.

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Tom Casey, chairman and CEO of Tronox, said: “Our fourth quarter results came in essentially as expected, reflecting normal seasonally lighter demand and an industry where selling prices for pigment and mineral sands remain at trough conditions. Despite these trough conditions, in the fourth quarter we delivered $81 million of adjusted EBITDA on revenue of $400 million for a 20 percent adjusted EBITDA margin. For the full year 2014, we delivered $353 million of adjusted EBITDA on revenue of $1,737 million for a 20 percent adjusted EBITDA margin. This level of performance, we believe, continued to demonstrate the benefits of our operational improvement initiatives and vertical integration and our resulting ability to consistently deliver a higher level of adjusted EBITDA per metric ton of pigment sold than our non-integrated peers. This performance also comes before we receive the revenue and margin from the sale of 30,000 metric tons of natural rutile and 60,000 metric tons of zircon annually when our Fairbreeze mine begins production, which is expected by the end of this year. Lower feedstock selling prices contributed to greater margins in our Pigment business and will continue to do so as pigment made from that feedstock is sold. In Mineral Sands, despite essentially trough conditions in feedstock markets, segment adjusted EBITDA margin was 30 percent. We expect feedstock market conditions to gradually improve as pigment plant operating rates have returned to normal and as feedstock inventories continue to be worked down. With respect to overall global pigment and mineral sands markets as we begin the year, we expect to see normal seasonally lighter first quarter market conditions and look for positive pricing developments by the second half of 2015.”

Casey continued: “Earlier this month, we took a significant step toward building a stronger, more stable and higher margin and free cash flow generating company with the signing of a definitive agreement to acquire the Alkali Chemicals business from FMC Corporation. The transaction is expected to close in the first quarter and be significantly accretive to our earnings and free cash flow upon closing. With its industry-leading position in markets complementary to ours, Alkali Chemicals brings strong operational and financial performance. Over the last five years, it has consistently delivered EBITDA margins in excess of 20 percent and converted approximately 75 percent of its EBITDA to free cash flow. It is a low cost, vertically integrated producer of a functionally irreplaceable chemical component of products that are used globally and growing at GDP-like rates – just like Tronox. Together, we will form a leading inorganic chemicals company with more stable revenue, cash flow and EBITDA streams and higher net income. We expect to generate approximately $2.6 billion in revenue with significantly greater scale, stability and financial strength.”

Casey concluded: “And to further underscore our continued commitment to build value for our shareholders, for the eleventh straight quarter our Board declared a quarterly dividend of $0.25 per share, which constitutes a yield of more than 4 percent.”

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Alkali Chemicals Acquisition

On February 3, 2015, the company announced that it has signed a definitive agreement with FMC Corporation (NYSE:FMC) to acquire its Alkali Chemicals business for $1.64 billion. The acquisition is expected to be more than $0.50 accretive to EPS, generate approximately $130 million incremental operating cash flow and realize after-tax cash savings of more than $30 million - including utilization of Tronox’s U.S. tax attributes - in its first full year following closing. By year three, the acquisition is expected to generate after-tax cash savings of more than $60 million annually. The transaction is expected to close in the first quarter and will be funded through approximately $1 billion of cash and approximately $600 million of new debt pursuant to signed commitments from multiple banks. Tronox places a high value on maintaining its existing credit ratings and believes that the attractive deleveraging profile of the combined entity will reduce the net leverage ratio to less than 4.0x in 12 to 15 months. Alkali Chemicals will operate as a separate business unit and reporting segment. Joining Tronox will be more than 1,000 new colleagues and a senior management team that averages 23 years’ experience in the chemicals industry and 13 years’ experience with Alkali Chemicals.

Fourth Quarter 2014 Results

Pigment

Pigment segment revenue of $264 million was 5 percent lower than $277 million in the prior-year quarter, as sales volumes declined 1 percent and selling prices declined 5 percent. Sales volumes gains were achieved in North America offset by declines in Europe, Asia and Latin America. Selling prices were lower in North America and in Europe on a local currency basis, modestly lower in Asia and higher in Latin America versus the year-ago quarter. Compared to the seasonally stronger third quarter, sales volumes declined 7 percent to normal seasonal levels and selling prices declined 4 percent. At the end of the fourth quarter, finished pigment inventory was at seasonally normal levels and the average plant utilization rate was more than 90 percent.

Pigment segment operating income of $19 million increased by $45 million versus an operating loss of $26 million in the year-ago quarter. Pigment adjusted EBITDA of $46 million increased by $37 million compared to adjusted EBITDA of $9 million in the year-ago quarter. The adjusted EBITDA margin was 17 percent. Average feedstock cost reflected in the Pigment segment in the fourth quarter was $796 per metric ton compared to $794 per metric ton in the third quarter. During the fourth quarter, 100 percent of feedstock purchases made by Pigment were from Mineral Sands at an average cost of $765 per metric ton. Going forward, the Pigment segment will continue to benefit from lower feedstock costs. The lag time between purchases of feedstock by Pigment to the time that feedstock is reflected in the Pigment segment income statement is typically in the range of 5 to 6 months.

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Mineral Sands

Mineral Sands segment revenue of $183 million was 26 percent lower than $248 million in the year-ago quarter, reflecting our decision to withdraw from the external CP titanium slag market in the second half of 2014. Excluding external CP titanium slag sales of $24 million in the prior year, revenue declined 18 percent compared to the year-ago quarter. External sales volumes were up 15 percent excluding prior-year quarter CP titanium slag sales volumes. Selling prices for titanium feedstocks declined in the 10-20 percent range versus the prior-year quarter. Sales volumes for zircon were level to the year-ago quarter and selling prices declined 8 percent. Compared to the third quarter 2014, segment revenue declined 11 percent, driven primarily by a sales volume decline of 7 percent and lower selling prices for natural rutile. Sales volumes for zircon declined 3 percent and selling prices remained level to the prior quarter. Revenue from intercompany sales was $77 million in the quarter. Revenue from external sales was $106 million, including $81 million from zircon and pig iron. Mineral Sands continued to sell 100 percent of its synthetic rutile feedstock to Pigment on an intercompany basis.

Mineral Sands segment operating loss of $8 million compares to operating income of $33 million in the year-ago quarter and $8 million in the prior quarter. Adjusted EBITDA was $54 million versus $93 million in the year ago quarter and $71 million in the prior quarter. The adjusted EBITDA margin was 30 percent versus 38 percent in the prior year and 34 percent in the prior quarter. Mineral Sands segment adjusted EBITDA is calculated before the elimination of gross profit on sales to the Pigment segment that occurs in consolidation at the company level. In the fourth quarter, $6 million of Mineral Sands gross profit was eliminated in consolidation and $10 million of previously eliminated gross profit was reversed, for a net adjusted EBITDA increase in consolidation of $4 million.

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Construction continues to progress on schedule at our KZN Sands Fairbreeze mine in South Africa. The Fairbreeze mine will supply feedstock to our slag furnaces at KZN and is expected to begin operations by the end of 2015 and be fully operational in 2016. Capital expenditures related to the Fairbreeze mine from commencement of the implementation phase through 2016 are estimated to be approximately $225 million, with $52 million spent during 2014 and $30 million spent through 2013.

Corporate and Other

Revenue in Corporate and Other, which includes our electrolytic operations, was $30 million compared to $31 million in the year-ago quarter. Corporate and Other loss from operations of $20 million in the quarter compares to a $15 million loss from operations in the prior-year quarter. Adjusted EBITDA in Corporate and Other was ($23) million, which is principally related to corporate operations.

Consolidated

Selling, general and administrative expenses for the company in the fourth quarter were $54 million versus $50 million in the prior-year quarter. Interest and debt expense, net, was $32 million versus $36 million in the year-ago quarter. On December 31, 2014, gross consolidated debt was $2,393 million, and debt, net of cash, was $1,114 million. For the quarter, capital expenditures were $81 million and depreciation, depletion and amortization was $70 million.

Full Year 2014 Results

Despite higher Pigment revenue in 2014 compared to 2013, for the full year 2014, revenue of $1,737 million was 10 percent lower than $1,922 million in 2013 as a result of lower Mineral Sands sales volumes and lower selling prices in Pigment and Mineral Sands. Adjusted EBITDA was $353 million compared to adjusted EBITDA of $362 million in the prior year. Adjusted net loss attributable to Tronox Limited was $75 million, or $0.66 per diluted share, compared to an adjusted net loss attributable to Tronox Limited of $169 million, or $1.49 per diluted share, in the prior year.

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Pigment

Pigment segment revenue of $1,179 million was 1 percent higher than $1,169 million in the prior year, as higher sales volumes more than offset lower selling prices. Sales volume gains were realized in North America and were partially offset by lower sales volumes in Latin America and Asia. Selling prices were lower in all regions. Segment operating income of $49 million improved significantly from a segment operating loss of $179 million in the prior year as a result of the sales volume gains and lower feedstock costs. For the full year, Pigment adjusted EBITDA was $157 million and adjusted EBITDA margin was 13 percent.

Mineral Sands

Mineral Sands segment revenue of $794 million declined 28 percent from $1,103 million in the prior year, reflecting lower selling prices and our decision to withdraw from the external CP titanium slag market in the second half of 2014. Operating income of $1 million declined from $238 million in the prior year, driven primarily by lower selling prices and sales volumes. Mineral Sands’ adjusted EBITDA was $243 million and adjusted EBITDA margin was 31 percent. Mineral Sands segment adjusted EBITDA is calculated before the elimination of gross profit on sales to the Pigment segment that occurs in consolidation at the company level. For the full year 2014, $41 million of Mineral Sands gross profit was eliminated in consolidation and $71 million of previously eliminated gross profit and $3 million related to Mineral Sands lower-of-cost or market activity was reversed, for a net adjusted EBITDA contribution in consolidation of $33 million.

Mineral Sands Production and Sales Volume Statistics

Production Volume (Thousands of Metric Tons)
	Full Year 2014	Full Year 2013	Second Half 2014	Second Half 2013
CP Titanium Slag	358	312	183	149
Synthetic Rutile	221	233	133	124
Rutile Prime	71	70	38	39
Zircon	183	183	92	105
Pig Iron	241	213	117	98

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Sales Volume (Thousands of Metric Tons)
	Full Year 2014	Full Year 2013	Second Half 2014	Second Half 2013
CP Titanium Slag	225	314	74	155
Synthetic Rutile	231	232	139	120
Rutile Prime	83	67	40	40
Zircon	195	236	97	91
Pig Iron	237	220	124	105

Corporate and Other

Revenue in Corporate and Other, which includes our electrolytic manufacturing business, of $113 million compares to $128 million realized in 2013. The electrolytic business generated adjusted EBITDA of $4 million, which was offset by adjusted EBITDA of ($84) million related to corporate operations for a net adjusted EBITDA in Corporate and Other of ($80) million. The Corporate and Other loss from operations of $83 million compares to a loss from operations of $70 million in the prior year, primarily due to lower performance in our electrolytic business and higher spending on growth initiatives.

Consolidated

Selling, general and administrative expenses for the company were $192 million compared to $187 million in the prior year. Interest and debt expense was $133 million versus $130 million in the prior year. On December 31, 2014, gross consolidated debt was $2,393 million, and debt, net of cash, was $1,114 million. For the year, capital expenditures were $187 million and depreciation, depletion and amortization was $295 million.

Fourth Quarter 2014 Conference Call and Webcast

Thursday, February 26, 2015, at 8:30 a.m. ET (New York): the live call is open to the public via Internet broadcast and telephone

Internet Broadcast: http://www.tronox.com/

Dial-in telephone numbers:

U.S. / Canada: 877.831.3840

International: +1.253.237.1184

Conference ID: 84481437

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Conference Call Presentation Slides: will be used during the conference call and are available on our website at http://www.tronox.com/

Conference Call Replay: available via the Internet and telephone beginning on Thursday, February 26, 2015 at 11:30 a.m. ET (New York), until March 3, 2015

Internet Replay: www.tronox.com

Replay dial-in telephone numbers:

U.S. / Canada: 855.859.2056

International: +1.404.537.3406

Conference ID: 84481437

About Tronox

Tronox is a global leader in the production and marketing of titanium dioxide pigment, mineral sands and electrolytic products. Through the integration of its pigment and mineral sands businesses, the company provides its customers a dependable supply of brightening solutions for a variety of end uses. For more information, visit http://www.tronox.com.

Forward Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These and other risk factors are discussed in the company’s filings with the Securities and Exchange Commission (SEC), including those under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014.

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Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information or future developments.

Use of Non-U.S. GAAP Financial Information

To provide investors and others with additional information regarding Tronox Limited’s operating results, we have disclosed in this press release certain non-U.S. GAAP financial measures, including Adjusted EBITDA and adjusted net loss attributable to Tronox. These non-U.S. GAAP financial measures are a supplement to, and not a substitute for or superior to, the company’s results presented in accordance with U.S. GAAP. The non-U.S. GAAP financial measures presented by the company may be different than non-U.S. GAAP financial measures presented by other companies. The non-U.S. GAAP financial measures are provided to enhance the user’s overall understanding of the company’s operating performance. Specifically, the company believes the non-U.S. GAAP information provides useful measures to investors regarding the company’s financial performance by excluding certain costs and expenses that the company believes are not indicative of its core operating results. The presentation of these non-U.S. GAAP financial measures are not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP. A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.

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Management believes these non-U.S. GAAP financial measures:

•	Reflect Tronox Limited’s ongoing business in a manner that allows for meaningful period-to-period comparison and analysis of trends in its business, as they exclude income and expense that are not reflective of ongoing operating results;

•	Provide useful information to investors and others in understanding and evaluating Tronox Limited’s operating results and future prospects in the same manner as management and in comparing financial results across accounting periods;

•	Provide additional view of the operating performance of the company by adding interest expenses, taxes, depreciation, depletion and amortization to the net income. Further adjustments due to purchase accounting and stock-based compensation charges attempt to exclude items that are either non-cash or unusual in nature;

•	Assist investors to assess the company’s compliance with financial covenants under its debt instruments, and

•	In addition, Adjusted EBITDA is one of the primary measures management uses for planning and budgeting processes and to monitor and evaluate financial and operating results. Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to measures of our financial performance as determined in accordance with U.S. GAAP, such as net income (loss). Because other companies may calculate EBITDA and Adjusted EBITDA differently than Tronox, EBITDA may not be, and Adjusted EBITDA as presented in this release is not, comparable to similarly titled measures reported by other companies.

We believe that the non-U.S. GAAP financial measure “Adjusted net loss attributable to Tronox Limited” and its presentation on a per share basis, provides useful information about our operating results to investors and securities analysts. We also believe that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of our underlying businesses from period to period.

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Segment Information

The company has two reportable operating segments, Pigment and Mineral Sands. The Pigment segment primarily produces and markets TiO2, and has production facilities in the United States, Australia and the Netherlands. The Mineral Sands segment includes the exploration, mining and beneficiation of mineral sands deposits, as well as heavy mineral production. These operations produce titanium feedstock, including ilmenite, chloride slag, slag fines, synthetic rutile and natural rutile, as well as co-products pig iron and zircon. The company’s Corporate and Other operations are comprised of corporate activities and electrolytic operations, which are located in the United States.

Segment performance is evaluated based on segment operating profit (loss), which represents the results of segment operations before unallocated costs, such as general corporate expenses not identified to a specific segment, interest expense, other income (expense), and income tax expense or benefit. Sales between segments are generally priced at market.

Media Contact: Bud Grebey
Direct: 203.705.3721

Investor Contact: Brennen Arndt
Direct: 203.705.3722

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TRONOX LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS (U.S. GAAP)

(Millions of U.S. dollars, except share and per share data)

	(UNAUDITED) Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net Sales	$400	$436	$1,737	$1,922
Cost of goods sold	346	382	1,530	1,732

Gross Profit	54	54	207	190
Selling, general, and administrative expenses	(54)	(50)	(192)	(187)
Restructuring expense	(5)	—	(15)	—

Income (Loss) from Operations	(5)	4	—	3
Interest and debt expense, net	(32)	(36)	(133)	(130)
Net gain (loss) on liquidation of non-operating subsidiaries	—	34	(35)	24
Loss on extinguishment of debt	—	—	(8)	(4)
Other income, net	15	14	27	46

Income (Loss) before Income Taxes	(22)	16	(149)	(61)
Income tax provision	(253)	(19)	(268)	(29)

Net Loss	(275)	(3)	(417)	(90)
Net income attributable to noncontrolling interest	1	4	10	36

Net Loss attributable to Tronox Limited	$(276)	$(7)	$(427)	$(126)

Loss per share, Basic and Diluted:
Basic	$(2.40)	$(0.06)	$(3.74)	$(1.11)
Diluted	$(2.40)	$(0.06)	$(3.74)	$(1.11)

Weighted Average Shares Outstanding (in thousands):
Basic	115,036	113,497	114,281	113,416
Diluted	115,036	113,497	114,281	113,416

Other Operating Data:
Capital expenditures	$81	$61	$187	$165
Depreciation, depletion and amortization expense	$70	$95	$295	$333

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TRONOX LIMITED

SCHEDULE OF ADJUSTED EARNINGS (NON-U.S. GAAP)*

(UNAUDITED)

(Millions of U.S. dollars, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net Sales	$400	$436	$1,737	$1,922
Cost of goods sold	346	396	1,530	1,764

Gross Profit	54	40	207	158
Selling, general, and administrative expenses	(51)	(50)	(189)	(187)

Adjusted Income (Loss) from Operations	3	(10)	18	(29)
Interest and debt expense	(32)	(36)	(133)	(130)
Loss on extinguishment of debt	—	—	(8)	(4)
Other income (expense)	6	14	18	46

Adjusted Loss before Income Taxes	(23)	(32)	(105)	(117)
Income tax benefit (provision)	2	(15)	41	(20)
Adjusted Net Loss	(21)	(47)	(64)	(137)
Income attributable to noncontrolling interest	2	1	11	32

Adjusted Net Loss attributable to Tronox Limited Shareholders (Non-U.S. GAAP)*	$(23)	$(48)	$(75)	$(169)

Diluted adjusted net loss per share, attributable to Tronox Limited Shareholders	$(0.20)	$(0.42)	$(0.66)	$(1.49)

Weighted average number of shares used in diluted adjusted after-tax Loss per share (in thousands)	115,036	113,497	114,281	113,416

* We believe that the non-U.S. GAAP financial measure “Adjusted net loss attributable to Tronox Limited” and its presentation on a per share basis, provides useful information about our operating results to investors and securities analysts. We also believe that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of our underlying businesses from period to period. Additionally, the above schedule is presented in a format which reflects the manner in which we manage our business, and is not in accordance with U.S. GAAP.

On June 26, 2012, the Board of Directors of Tronox Limited approved a 5-to-1 stock split for holders of its Class A ordinary shares and Class B ordinary shares at the close of business on July 20, 2012, by issuance of four additional shares for each share of the same class by way of bonus issue. All references to number of shares and per share data in the Successor’s unaudited condensed consolidated financial statements have been adjusted to reflect the stock split, unless otherwise noted.

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TRONOX LIMITED

RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES

(UNAUDITED)

(Millions of U.S. dollars, except share and per share data)

RECONCILIATION OF NET LOSS

ATTRIBUTABLE TO TRONOX LIMITED SHAREHOLDERS (U.S. GAAP)

TO ADJUSTED LOSS

ATTRIBUTABLE TO TRONOX LIMITED SHAREHOLDERS (NON-U.S. GAAP)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net loss attributable to Tronox Limited Shareholders (U.S. GAAP)	$(276)	$(7)	$(427)	$(126)
Restructuring expense (a)	5	—	15	—
Contract settlements, net (b)	3	—	3	—
Pension and postretirement benefit curtailment gains (c)	(9)	—	(9)	—
Net gain (loss) on liquidation of non-operating subsidiaries (d)	—	(34)	35	(24)
Acquisition related expense (e)	—	(14)	—	(32)
Tax valuation allowances (f)	255	—	311	—
Tax and noncontrolling impact of restructuring, liquidation of non-operating subsidiaries and acquisition related items (g)	(1)	7	(3)	13
Adjusted net loss attributable to Tronox Limited (Non-U.S. GAAP)	$(23)	$(48)	$(75)	$(169)

Diluted net loss per share attributable to Tronox Limited (U.S. GAAP)	$(2.40)	$(0.06)	$(3.74)	$(1.11)
Restructuring expense, per diluted share	0.04	—	0.13	—
Contract settlements, net, per diluted share	0.03	—	0.03	—
Pension and postretirement benefit curtailment gains,per diluted share	(0.08)	—	(0.08)	—
Net gain (loss) on liquidation of non-operating subsidiaries, per diluted share	—	(0.30)	0.31	(0.21)
Acquisition related expense, per diluted share	—	(0.12)	—	(0.28)
Tax valuation allowances, per diluted share	2.22	—	2.72	—
Tax and noncontrolling impact of restructuring, liquidation of non-operating subsidiaries and acquisition related items, per diluted share	(0.01)	0.06	(0.03)	0.11
Diluted adjusted loss per share attributable to Tronox Limited (Non-U.S. GAAP)	$(0.20)	$(0.42)	$(0.66)	$(1.49)

Weighted average shares outstanding, diluted (in thousands)	115,036	113,497	114,281	113,416

(a)	Represents severance, outplacement services and other associated costs and expenses associated with our cost reduction initiative, which began in September 2014.
(b)	Represents various contract settlements, net of related expenses.
(c)	Represents a pension curtailment in the Netherlands and a postretirement benefit curtailment in the United States.
(d)	Represents the liquidation of non-operating subsidiaries, Tronox Pigments International GmbH in 2014 and the Zurich branch of Tronox Luxembourg S.a.r.l. in 2013.
(e)	One-time non-operating items and the effects of the acquisition of the mineral sands business.
(f)	Represents an adjustment to account for full valuation allowances for deferred tax assets in the Netherlands and Australia in 2014.
(g)	Represents the tax and noncontrolling impact on items referenced in notes (a), (d) and (e).

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TRONOX LIMITED

SEGMENT INFORMATION

(Millions of U.S. dollars)

	(UNAUDITED) Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Sales
Mineral Sands Segment	$183	$248	$794	$1,103
Pigment Segment	264	277	1,179	1,169
Corporate and Other	30	31	113	128
Eliminations	(77)	(120)	(349)	(478)

Net Sales	$400	$436	$1,737	$1,922

Income (loss) from Operations
Mineral Sands Segment	$(8)	$33	$1	$238
Pigment Segment	19	(26)	49	(179)
Corporate and Other	(20)	(15)	(83)	(70)
Eliminations	4	12	33	14

Income (Loss) from Operations	(5)	4	—	3
Interest and debt expense, net	(32)	(36)	(133)	(130)
Net gain (loss) on liquidation of non-operating subsidiaries	—	34	(35)	24
Loss on extinguishment of debt	—	—	(8)	(4)
Other income, net	15	14	27	46

Income (Loss) before Income Taxes	(22)	16	(149)	(61)
Income tax provision	(253)	(19)	(268)	(29)

Net Loss	(275)	(3)	(417)	(90)
Income attributable to noncontrolling interest	1	4	10	36

Net Loss attributable to Tronox Limited	$(276)	$(7)	$(427)	$(126)

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TRONOX LIMITED

CONSOLIDATED BALANCE SHEETS

(Millions of U.S. dollars, except share and per share data)

	Year Ended December 31,
ASSETS	2014	2013
Current Assets
Cash and cash equivalents	$1,279	$1,478
Accounts receivable, net of allowance for doubtful accounts	277	308
Inventories, net	770	759
Prepaid and other assets	42	61
Deferred tax assets	13	47

Total current assets	2,381	2,653

Noncurrent Assets
Property, plant and equipment, net	1,227	1,258
Mineral leaseholds, net	1,058	1,216
Intangible assets, net	272	300
Inventories, net	57	—
Long-term deferred tax assets	9	192
Other long-term assets	61	80

Total assets	$5,065	$5,699

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$160	$164
Accrued liabilities	147	146
Long-term debt due within one year	18	18
Income taxes payable	32	28
Deferred tax liabilities	9	7

Total current liabilities	366	363

Noncurrent Liabilities
Long-term debt	2,375	2,395
Pension and postretirement healthcare benefits	172	148
Asset retirement obligation	85	90
Long-term deferred tax liabilities	204	204
Other long-term liabilities	75	62

Total liabilities	3,277	3,262

Contingencies and Commitments
Shareholders’ Equity
Tronox Limited Class A ordinary shares, par value $0.01 — 65,152,145 shares issued and 63,968,616 shares outstanding at December 31, 2014 and 64,046,647 shares issued and 62,349,618 shares outstanding at December 31, 2013	1	1
Tronox Limited Class B ordinary shares, par value $0.01 — 51,154,280 shares issued and outstanding at December 31, 2014 and 2013	—	—
Capital in excess of par value	1,476	1,448
Retained earnings	529	1,073
Accumulated other comprehensive loss	(396)	(284)

Total shareholders' equity	1,610	2,238
Noncontrolling interest	178	199

Total equity	1,788	2,437

Total liabilities and equity	$5,065	$5,699

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TRONOX LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Millions of U.S. dollars)

	Year Ended December 31,
	2014	2013
Cash Flows from Operating Activities:
Net loss	$(417)	$(90)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	295	333
Deferred income taxes	237	33
Share-based compensation expense	22	17
Amortization of deferred debt issuance costs and discount on debt	10	9
Pension and postretirement healthcare benefit (income) expense	(3)	9
Net (gain) loss on liquidation of non-operating subsidiaries	35	(24)
Loss on extinguishment of debt	8	4
Amortization of fair value inventory step-up and unfavorable ore contracts liability	—	(32)
Other noncash items affecting net loss	3	(15)
Contributions to employee pension and postretirement plans	(18)	(6)
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	23	58
(Increase) decrease in inventories	(101)	75
(Increase) decrease in prepaid and other assets	9	(15)
Increase (decrease) in accounts payable and accrued liabilities	22	(16)
Increase (decrease) in income taxes payable	20	(25)
Other, net	(4)	15

Cash provided by operating activities	141	330

Cash Flows from Investing Activities:
Capital expenditures	(187)	(165)
Proceeds from the sale of assets	—	1

Cash used in investing activities	(187)	(164)

Cash Flows from Financing Activities:
Repayments of debt	(20)	(189)
Proceeds from debt	—	945
Debt issuance costs	(2)	(29)
Dividends paid	(116)	(115)
Proceeds from the exercise of warrants and options	6	2

Cash provided by (used in) financing activities	(132)	614

Effects of exchange rate changes on cash and cash equivalents	(21)	(18)

Net increase (decrease) in cash and cash equivalents	(199)	762
Cash and cash equivalents at beginning of period	1,478	716

Cash and cash equivalents at end of period	$1,279	$1,478

Supplemental cash flow information:
Interest paid	$126	$123
Income taxes paid	$3	$25

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TRONOX LIMITED

RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)

(UNAUDITED)

(Millions of U.S. dollars)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net Loss	$(275)	$(3)	$(417)	$(90)

Interest and debt expense, net	32	36	133	130
Interest income	(3)	(3)	(13)	(8)
Income tax provision	253	19	268	29
Depreciation, depletion and amortization expense	70	95	295	333

EBITDA	77	144	266	394

Share-based compensation	5	1	22	17
Restructuring expense	5	—	15	—
Net (gain) loss on liquidation of non-operating subsidiaries	—	(34)	35	(24)
Loss on extinguishment of debt	—	—	8	4
Pension and postretirement benefit curtailment gains	(9)	—	(9)	—
Amortization of inventory step-up and unfavorable ore sales contracts liability	—	(14)	—	(32)
Foreign currency remeasurement	(4)	(5)	(4)	(20)
Other items (a)	7	4	20	23

Adjusted EBITDA	$81	$96	$353	$362

Adjusted EBITDA by Segment

Mineral Sands Segment	$54	$93	$243	$474
Pigment Segment	46	9	157	(57)
Corporate and Other	(23)	(17)	(80)	(69)
Eliminations	4	11	33	14

	$81	$96	$353	$362

(a)	Includes noncash pension and postretirement costs, accretion expense, severance expense, gain (loss) on the sale of assets, and other items.

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